As filed with the Securities and Exchange Commission on October 13, 1998
                                                     Registration No. 333-63891
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                            Comverse Technology, Inc.
                            -------------------------
             (Exact name of registrant as specified in its charter)

         New York                                               13-3238402
         --------                                               ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
                                 --------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                 Kobi Alexander
          President, Chairman of the Board and Chief Executive Officer
                          c/o Comverse Technology, Inc.
                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200
                                 --------------
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    Copy to:
                             William F. Sorin, Esq.
                                 823 Park Avenue
                            New York, New York 10021
                                 (212) 249-0732
                           ---------------------------


         Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             (Calculation of Registration Fee on following page)

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                                Proposed            Proposed
                                                                                Maximum             Maximum
                Title of Each Class of                 Amount to be          Offering Price        Aggregate          Amount of
             Securities to be Registered                Registered          Per Debenture(1)   Offering Price(1)  Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
4 1/2% Convertible Subordinated Debentures due 2005       $300,000,000               100%        $300,000,000       $88,500(3)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value                               4,651,163 shares(2)        --                  --               (4)
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933 and exclusive of accrued interest, if any.
(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4 1/2% Convertible Subordinated Debentures due 2005 registered hereby. This Registration Statement also covers such indeterminate number of additional shares of Common Stock that may be issuable upon conversion of the Debentures in accordance with the anti-dilution provision thereof.

(3) The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933 and Rule 457(i) promulgated thereunder, is
    0.000295 of the maximum offering price at which the 4 1/2% Convertible Subordinated Debentures due 2005 registered pursuant to this Registration Statement are proposed to be offered and has been previously paid.

(4) Under Rule 457(i), no fee is payable with respect to the Common Stock issuable upon conversion of the 4 1/2% Convertible Subordinated Debentures due 2005.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1998

PROSPECTUS
                                  $300,000,000
                           ---------------------------


                            COMVERSE TECHNOLOGY, INC.
                           ---------------------------

               4 1/2% Convertible Subordinated Debentures due 2005
          initially convertible into 4,651,163 Shares of Common Stock, par value $.10 per share

      This Prospectus relates to the 4 1/2% Convertible Subordinated Debentures due 2005 (the "Debentures") of Comverse Technology, Inc. (the "Company") and the shares of the Company's common stock, par value $.10 per share ("Common Stock"), issuable upon conversion of the Debentures. The Debentures were issued and sold on June 30, 1998 and July 9, 1998 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Lehman Brothers Inc., as the initial purchaser (the "Initial Purchaser") of the Debentures, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The Debentures and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus and an accompanying supplement (a "Prospectus Supplement"), if required. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a Registration Rights Agreement dated as of June 30, 1998 (the "Registration Rights Agreement") between the Company and the Initial Purchaser, entered into in connection with the Original Offering.


         The Debentures are convertible into shares of the Company's Common Stock at any time prior to redemption or maturity, at a conversion price of $64.50 per share (equal to a conversion rate of 15.5039 shares per $1,000 principal amount of the Debentures), subject to adjustment under certain circumstances. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "CMVT." On October 12, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $32.88 per share. Interest on the Debentures is payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 1999, at the rate of 4 1/2% per annum.


      The Debentures are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture). The Debentures will be obligations exclusively of the Company and will be, in effect, subordinated to all existing and future obligations (including trade payables) of the Company's subsidiaries. The Debentures are pari passu in right of payment to the Company's 5 3/4% Convertible Subordinated Debentures due 2006 (the "5 3/4% Debentures"). As of July 31, 1998, the Company had outstanding approximately $11.2 million of Senior Debt and the balance sheet liabilities of the Company's subsidiaries were approximately $182.6 million. See "Description of Debentures--Subordination." The Debentures will mature on July 1, 2005, and may be redeemed, at the option of the Company, in whole at any time, and in part from time to time, on or after July 10, 2001 at the redemption prices set forth herein plus accrued interest. Each holder of Debentures will have the right to cause the Company to repurchase all of such holder's Debentures in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture), payable in cash or, at the Company's option, subject to certain conditions, upon a Change of Control, in Common Stock. See "Description of Debentures--Repurchase at Option of Holders."

      The Debentures and the Common Stock issuable upon conversion of the Debentures may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents. See "Plan of Distribution." If required, the names of any such underwriters, dealers or agents involved in the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchaser price or agent's commission, if any, will be set forth in a Prospectus Supplement.

      The Selling Holders will receive all of the net proceeds from the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company is responsible for payment of all other expenses incident to the offer and sale of the Debentures and the Common Stock issuable upon conversion of the Debentures.

      The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Debentures and the Common Stock issuable upon conversion of the Debentures may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Debentures and the Common Stock issuable upon conversion of the Debentures purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

           Prospective investors should consider carefully the matters discussed under the caption "Risk Factors" on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October __, 1998

Information   contained  herein  is  subject  to  completion  or  amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           ---------------------------

                              AVAILABLE INFORMATION

         The Company is subject to certain periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661, and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by referenced in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission.


                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents previously filed with the Commission (File No. 0-15502) are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, (ii) the Company's Transition Report on Form 10-K for the period ended January 31, 1998, as amended, (iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998 and July 31, 1998, (iv) the Company's Current Report on Form 8-K, filed on July 2, 1998, and (v) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing thereof.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Vice President, Corporate and Marketing Communications, Comverse Technology, Inc., at the Company's executive offices located at 170 Crossways Park Drive, Woodbury, NY 11797, telephone (516) 677-7200.

                                     SUMMARY

      The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, references in this Prospectus to the "Company" mean Comverse Technology, Inc. and its subsidiaries on a consolidated basis.


                                   The Company

      Comverse Technology, Inc. (the "Company") provides special-purpose computer and telecommunications systems and software for multimedia communications and information processing applications. The Company's products are used in a broad range of applications by wireline and wireless telephone network operators, government agencies, call centers, financial institutions and other public and commercial organizations.

      The Company's largest division, Comverse Network Systems ("CNS"), designs, develops and manufactures multimedia messaging and information processing systems to provide enhanced services for wireline and wireless telephone network operators and other telecommunication services organizations. CNS's enhanced services platform enables network operators to offer a variety of revenue generating services, including a broad range of integrated messaging, information distribution and personal assistant services, such as call answering, voice mail, fax mail, unified messaging, pre-paid services, short text messaging and audiotext. The Company's Comverse Information Systems division manufactures multiple channel, multimedia digital monitoring systems, which support the monitoring, recording, surveillance and information gathering and analysis activities of law enforcement and intelligence agencies, and digital recording systems, which support the voice, fax and data recording and analysis activities of a variety of users, particularly call center operations. In addition, the Company's DGM&S Telecom division, acquired in 1995, provides Signaling System Number Seven ("SS7") telecommunications software and hardware to telecommunications equipment vendors and service providers. These products offer Intelligent Network and Advanced Intelligent Network applications such as 800 number translation, internet routing, short text messaging, local number portability, cellular roaming and emergency "911" services.

      On January 14, 1998, the Company consummated a merger (the "Merger") with Boston Technology, Inc., a Delaware corporation ("Boston"), in a transaction in which former stockholders of Boston received an aggregate of 18,141,185 shares of the Company's common stock, par value $.10 per share ("Common Stock"). The Merger has been accounted for as a pooling of interests and, in connection with the Merger, the Company changed its fiscal year from the calendar year to the year ending January 31.

      The Company was incorporated in New York in October 1984. The Company's principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is (516) 677-7200.


                                  The Offering

Securities Offered .....................$300,000,000  aggregate principal amount
                                        of  4  1/2%   Convertible   Subordinated
                                        Debentures due 2005 (the  "Debentures").
                                        This    Prospectus   also   relates   to
                                        4,651,163   shares   of   Common   Stock
                                        issuable   upon    conversion   of   the
                                        Debentures.

Maturity................................July 1, 2005.

Interest Payment Dates..................January 1 and July 1, commencing January
                                        1, 1999. The initial interest payment will include accrued interest from June 30, 1998.

Interest Rate...........................4 1/2% per annum.


Conversion..............................The  Debentures  are  convertible by the holders  at any time  through  maturity,
                                        unless previously redeemed,  into shares
                                        of Common Stock at a conversion price of
                                        $64.50 per share  (equal to a conversion
                                        rate  of   15.5039   shares  per  $1,000
                                        principal amount of Debentures), subject
                                        to     adjustment      under     certain
                                        circumstances.   See   "Description   of
                                        Debentures--Conversion Rights."


Optional Redemption.....................The  Debentures  are  redeemable  at the option of the  Company,  in whole at any
                                        time,  and in part from time to time, on
                                        or   after   July  10,   2001,   at  the
                                        redemption prices set forth herein, plus
                                        accrued interest to the redemption date.
                                        The Company  will  therefore be required
                                        to make  six  interest  payments  before
                                        being able to redeem any Debentures. The
                                        Debentures   are  not  entitled  to  the
                                        benefit  of  any   sinking   fund.   See
                                        "Description   of   Debentures--Optional
                                        Redemption by the Company."

Repurchase Right........................Each holder of Debentures shall have the right to cause the Company to repurchase
                                        all of such holder's  Debentures at 100%
                                        of their  principal  amount plus accrued
                                        interest  in the event the Common  Stock
                                        is  no  longer  publicly  traded  or  in
                                        certain circumstances involving a Change
                                        of   Control    (as   defined   in   the
                                        Indenture).   The  repurchase  price  is
                                        payable  in cash  or,  at the  Company's
                                        option  upon a  Change  of  Control  but
                                        subject to the  satisfaction  of certain
                                        conditions,  in Common Stock  (valued at
                                        95% of the  average  closing  prices for
                                        the five consecutive trading days ending
                                        on and  including  the third trading day
                                        prior  to  the  repurchase   date).  See
                                        "Description of Debentures--Repurchase at Option of Holders."

Subordination...........................The  Debentures  are  unsecured  general
                                        obligations   of  the  Company  and  are
                                        subordinated  in right of payment to all
                                        existing  and  future  Senior  Debt  (as
                                        defined   in   the    Indenture).    The
                                        Debentures     will    be    obligations
                                        exclusively  of the Company and will be,
                                        in effect,  subordinated to all existing
                                        and future obligations  (including trade
                                        payables) of the Company's subsidiaries.
                                        The  Debentures  are pari passu in right
                                        of  payment  to  the  Company's  5  3/4%
                                        Convertible  Subordinated Debentures due
                                        2006  (the "5 3/4%  Debentures").  As of
                                        July   31,   1998,   the   Company   had
                                        outstanding  approximately $11.2 million
                                        of  Senior  Debt and the  balance  sheet
                                        liabilities     of     the     Company's
                                        subsidiaries were  approximately  $182.6
                                        million.            See            "Risk
                                        Factors--Subordination       of      the
                                        Debentures"      and       "--Subsidiary
                                        Operations"    and    "Description    of
                                        Debentures--Subordination."

Use of Proceeds.........................The   Company   will  not   receive  any
                                        proceeds  from the  sale by the  Selling
                                        Holders of the Debentures and the Common
                                        Stock issuable upon conversion of the Debentures. See "Use of Proceeds."

                                  RISK FACTORS

      In  evaluating  the  Company's  business,   prospective  investors  should
carefully consider the following risk factors in addition to the other information presented in this Prospectus.

Acquisitions and Management of Growth

      In January 1998, the Company consummated the Merger with Boston. The Merger involves the integration of two companies that have previously operated independently. No assurance can be given that the Company will be able to integrate the respective operations of the two companies without encountering difficulties or that the benefits expected from such integration will be realized. The Company does not expect to realize cost savings in the near future as a result of the Merger, and no assurance can be given that any savings can be achieved in future periods. The integration of two companies across geographically dispersed operations can create the risk of disruption in operations of the Company, and the Company's management does not have substantial experience in managing such integration or the operations of an entity the size of the Company following the Merger. There can be no certainty that the Merger will not adversely affect the relationships with key customers, vendors or distributors of either company. As a result of its significantly greater concentration on a small number of large telephone company customers, Boston's business has historically been considerably more volatile than that of the Company, and the operations of the Company are likely to be less predictable and subject to greater risks from actions of individual customers than the operations of the Company prior to the Merger.

      The Company is experiencing rapid growth and is planning significant growth both through internal expansion and acquisitions. The Company regularly examines acquisition opportunities. Although the Company's management believes that acquisitions present potentially cost-effective opportunities for growth, they also present significant financial, operational and legal risks to the Company. In order to maintain and improve operating results, the Company's management will be required to manage growth and expansion effectively. As the Company continues to expand, it may become more difficult to manage geographically dispersed operations. In addition, there can be no assurance that the Company will be able to effectively and profitably integrate into the Company any operations that are acquired in the future or that any future acquisitions will not have a material adverse effect on the Company's operating results or financial condition or on the market price of the Common Stock, particularly during the periods immediately following such acquisitions. The Company's failure to effectively manage growth, including growth resulting from acquisitions, could have a material adverse effect on the Company's results of operations and financial condition.

Reliance on Large System Installations

      The Company has historically derived a significant portion of sales and operating profit from contracts for large system installations with customers in both the commercial and government sectors. While the growth of the Company's businesses has reduced its dependence on any specific customers, the Company continues to emphasize large capacity systems in its product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain particular contracts is inherently difficult to predict. In addition, users of large-scale systems, such as telephone companies, typically require systems that provide an exceptionally high level of reliability. Such systems are typically more costly to design, build and support.

      Although the Company believes that opportunities for large installations will continue to grow in both the commercial and government sectors, and the Company intends to expand its research and development, manufacturing, sales and marketing and product support capabilities in anticipation of such growth, such growth may in fact not take place. In addition, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. The degree of dependence by the Company on large orders, and the investment required to enable the Company to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with its business.

Technological Change and Competition

      The telecommunications industry is subject to rapid technological change, and the Company's success will depend on its ability to enhance its existing products and to introduce new products on a timely and cost-effective basis. The Company's products involve sophisticated hardware and software technology that perform critical functions to highly demanding standards. There can be no assurance the Company's current or future products will not develop operational problems, which could have a material adverse effect on the Company's results of operations and financial condition. In addition, if the Company were to delay the introduction of new products, or to delay the delivery of specific custom software enhancements, the Company's operating results and financial condition could be materially and adversely affected.

      The Company sells a majority of its products to wireline and wireless telephone companies and other telecommunication services providers. This industry is undergoing significant change as a result of deregulation and privatization worldwide. Changes in the regulatory environment may have an adverse impact on the Company's revenues and/or costs in any given part of the world. The worldwide enhanced services systems industry is already highly competitive  and the  Company  expects  competition  to  intensify.  The Company believes that existing competitors will continue to present substantial competition, and that other companies, many with considerably greater financial, marketing and sales and other resources than the Company, may enter the enhanced services systems markets. Recent business combinations among companies in the markets the Company serves may intensify the competitive environment in the telecommunications industry, and there can be no assurance that further industry consolidation will not materially and adversely affect the Company's future operations and financial condition. The market for telecommunication monitoring equipment is also highly competitive, with a broad range of competitors that includes manufacturers of stand-alone recording systems, systems integrators and government systems divisions of large telecommunications and computer equipment manufacturers.

      The industries in which the Company competes have experienced a continuing evolution of product offerings and alternatives for delivery of services. These trends have affected and may be expected to have a significant continuing influence on conditions in the industries, although the impact on the industries generally and on the Company's position in the industries cannot be predicted with assurance. Rapid and significant change makes planning decisions more difficult and increases the risk inherent in the planning process. See "--Risks of Government Business" and "--Increased Costs of Operations."

Risks of Government Business

      The Company derives a significant portion of its sales from the supply of systems under government contracts. Government contracts are, in general, subject to special risks, such as delays in funding; termination of contracts or subcontracts for the convenience of the government; termination, reduction or modification of contracts or subcontracts in the event of changes in the government's policies or as a result of budgetary constraints; obligations of performance guarantees and restrictions on the draw-down of funds subject to achievement of performance milestones; requirements to obtain and maintain security clearances for operating subsidiaries and key personnel; and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts. The special risks associated with government contracts could have a material adverse effect on the Company's operating results and financial condition.

      The market for telecommunications monitoring systems, which are primarily sold to government customers, is in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications industry and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in this industry, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. The delay and uncertainties surrounding the Communications Assistance for Law Enforcement Act ("CALEA") have had a significant negative impact on purchasing plans of law enforcement agencies in North America engaged in monitoring activities. Competitive conditions have also been affected by the increasing use by certain potential government customers of their own internal development resources rather than outside vendors to provide certain technical solutions, and by the efforts of government contractors, particularly developers and integrators of technology products, to redirect their marketing strategies and product plans in reaction to cutbacks in their traditional areas of focus. As a result, there has been an increase in the number of competitors and the range of products offered in response to particular requests for proposals. The lack of predictability in the timing and scope of government procurements has made planning decisions more difficult and has increased the associated risks.

International Operations

      The Company derives a significant portion of its sales from customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer. Certain international customers may require longer payment terms. In addition, since the Company's products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals or to meet other required standards on a timely basis could have a material adverse effect on the Company's operating results and financial condition. Finally, international sales of the Company's products frequently involve special features and customization to satisfy local market conditions.

      Volatility in international currency exchange rates may have a significant impact on the Company's operating results. The Company has, and anticipates that it will continue to receive, significant contracts denominated in foreign (primarily Western European and Japanese) currencies. As a result of the unpredictable timing of purchase orders and payments under such contracts and other factors, it is often not practicable for the Company to effectively hedge the risk of significant changes in currency rates during the contract period. Since the Company will hedge the exchange rate risks associated with long-term contracts denominated in foreign currencies only to a limited extent, operating results can be affected by the impact of currency fluctuations as well as the cost of such hedging.

      In the past few years, the Company has made significant sales to customers in Japan, China, Taiwan and other countries in the Far East and Southeast Asia. Prevailing economic conditions have significantly reduced the demand for the Company's systems in certain countries in this region. If regional economic conditions fail to improve, the Company's operating results and financial condition may be materially and adversely affected. No assurance can be given that regional economic conditions will not worsen or become more widespread, having a further adverse impact on the Company. Moreover, the Company's future operating results and financial condition will be adversely affected should current economic instability result in more widespread slowdown or recessionary conditions in other major world markets, or in severe trade or currency disruptions.

Subordination of the Debentures

      The Debentures will be contractually subordinated in right of payment to any existing and future Senior Debt (as defined in the Indenture). The Indenture does not limit the creation of additional Senior Debt (or any other indebtedness) of the Company or any of its subsidiaries, and the incurrence of significant amounts of additional indebtedness could have a material adverse impact on the Company's ability to service its debt, including the Debentures. By reason of such subordination provisions, in the event of insolvency, funds which would otherwise be payable to the holders of the Debentures will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company. In addition, the holders of Senior Debt will have the right, under certain circumstances, to restrict or prohibit the Company from making payments on the Debentures, whether regularly scheduled interest payments, redemption payments or cash payments due upon maturity, conversion, the occurrence of a Designated Event (as defined in the Indenture) or otherwise. See "Description of the Debentures--Subordination."

Substantial Leverage

      The Company has a significant amount of indebtedness outstanding. As of July 31, 1998, the Company's total consolidated long-term liabilities were approximately $424 million. The degree to which the Company is leveraged could have important consequences to holders of the Debentures, including that (i) the ability of the Company to obtain any necessary additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited, and if the Company is able to obtain such additional financing, the terms of such financing may not be favorable to the Company; (ii) a substantial portion of the Company's cash flow from operating activities must be dedicated to the payment of the principal of and interest on its outstanding indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in operating, or reacting to changes in, its business; (iv) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness could make it more vulnerable in the event of a downturn in its business.

Cash Management and Investment Activities

      The Company maintains a portion of its assets in a variety of financial instruments, including government obligations, commercial paper, medium-term notes, bank time deposits, money-market accounts and common and preferred stocks, both for purposes of cash management and, to some extent, as strategic and portfolio investments. Such activities subject the Company to the risks inherent in the capital markets generally, and to the performance of other businesses over which its has no direct control. Through ComSor Investment Fund N.V., formed by the Company in partnership with Quantum Industrial Holdings Ltd. ("Quantum"), an investment company managed by Soros Fund Management LLC, the Company seeks to invest venture capital in high technology firms, primarily those located in Israel, and engages in other investment activities. As of July 31, 1998, the ComSor fund had a $25 million capital commitment from each of the Company and Quantum, of which less than $10 million had been funded by each of the Company and Quantum. The Company also engages in direct strategic and capital management investment activities for its own account.

      The Company believes that its investments enable it to participate in technology innovation opportunities in areas of interest to it without having to dedicate the capital and management resources that would be necessary for comparable internal research and development efforts, to initiate relationships that may result in eventual expansion of its product and marketing positions and potential acquisition opportunities, and to leverage its technological expertise and established relationships in the technology, business and financial communities to identify and participate in special opportunities. Investments in early-stage technology ventures, however, are subject to a number of risks due to, among other things, the limited operating history of such ventures and the frequent illiquidity of such investments. While the Company does not regard its portfolio and strategic investment activities as a primary element of its overall business plan, it expects to continue to allocate some of its liquid assets, comprising a portion of funds not required for working capital or acquisition plans, for these purposes and, in particular, to increase its holdings in technology companies as part of its long-term growth strategy. Given the magnitude of the Company's liquid assets relative to its overall size, the results of its operations in the future may, to a greater degree than in the past, be affected by the results of the Company's capital management and investment activities and the risks associated with those activities.

Subsidiary Operations

      The Company's operations are conducted primarily through subsidiaries. All existing and future obligations (including trade payables) of the Company's subsidiaries will be effectively senior in right of payment to the Debentures. The Indenture does not limit the amount of indebtedness or other obligations the Company's subsidiaries may incur. The Company's ability to make required interest, principal, repurchase, cash conversion or redemption payments on the Debentures may be impaired as a result of the obligations of its subsidiaries.

      The Company is by contract limited in the amount of dividends it can receive from one of its significant subsidiaries in Israel to 75% of the net income of such subsidiary. In addition, because such subsidiary has received certain benefits under the laws relating to its status as an "Approved Enterprise" (described in the following paragraph), the payment of dividends to the Company may subject such subsidiary to certain Israeli taxes to which it would otherwise not be subject. The Company's Israeli subsidiaries are required under Israeli law to withhold for tax purposes, at a rate of up to 25%, cash dividends paid to foreign residents. Under the United States-Israel Tax Treaty, a 12.5% Israeli dividend withholding tax would apply to dividends paid to a U.S. corporation (such as the Company) that owns 10% or more of an Israeli company's voting stock for, in general, the current and preceding tax years of the Israeli company. Dividends on income derived from an "Approved Enterprise" are subject to a 15% dividend withholding tax. The Company has also granted options to certain of its officers and key employees to purchase equity in certain of its subsidiaries; if such options are exercised, the Company's participation in any earnings and future distributions by such subsidiaries will be reduced.

Operations in Israel; Reduced Government Subsidies

      A  significant  portion of the  Company's  research  and  development  and manufacturing operations are located in Israel and may be affected by regulatory, political, military and economic conditions in that country. The Company's historical operating results reflect substantial benefits from programs sponsored by the Israeli government for the support of research and development, as well as favorable tax rates available to "Approved Enterprises" in Israel. The Israeli government has indicated its intention to re-examine certain of its policies in these areas. In 1996, it acted to increase, from between 2% and 3% of associated product sales to between 3% and 5% of associated product revenues (including service and other related revenues), the annual rate of royalties to be applied to repayment of benefits under a conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which the Company has regularly participated and under which it continues to receive significant benefits through reimbursement of qualified research and development expenditures. The Company's repayment of amounts received under the program will be accelerated through these higher royalty rates until repayment is completed. In addition, permission from the government of Israel is required for the Company to manufacture outside of Israel products resulting from research and development activities funded under such programs, or to transfer outside of Israel related technology rights, and in order to obtain such permission the Company may be required to increase the royalties to the applicable funding agencies and/or repay certain amounts received as reimbursement of research and development costs. The Company expects to incur additional royalty expenses and/or repayment obligations as a result of the Merger and the location of certain manufacturing and research and development operations pertaining to its TRILOGUE product line at its Boston facilities. The Israeli authorities have also indicated that this funding program will be further reduced significantly or eliminated in the future, particularly for larger companies such as the Company. The Israeli government has also shortened the period of the tax moratorium applicable to "Approved Enterprises" from four years to two years. Although this change has not affected the tax status of the Company's projects that were eligible for the moratorium prior to 1997, it applies to the subsequent "Approved Enterprises" of the Company.

      If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if the Company were to become unable to participate in or take advantage of those programs, the cost to the Company of its operations in Israel would materially increase and there could be a material adverse effect on the Company's operating results and financial condition. To the extent the Company increases its activities outside Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by Israel. The Company's research and development and manufacturing operations attributable to Boston are located in the United States and thus are not eligible for the benefits of those programs. Accordingly, the effective cost to the Company of its future research and development activities in particular, and its operations in general, could significantly increase.

      Although the Company's operations have not been adversely affected by political or military conditions in Israel, a disruption of the Company's operations in Israel due to political, military or other conditions could have a material adverse effect on the Company's operating results and financial condition.

      Finally, general inflation in Israel and increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries, have increased the Company's cost of operations in Israel. These increases have not been offset in all periods by proportional devaluations of the Israeli shekel relative to the U.S. dollar and, as a result, have had a negative impact on the Company's results of operations. Continued increases in the Company's shekel-denominated costs without corresponding devaluation could have a material adverse effect on the Company's operating results.

Dependence on Key Personnel; Stock Options

      The continuing success of the Company will depend, to a considerable extent, on the contributions of its senior management and key employees, many of whom would be difficult to replace, and on the Company's ability to attract and retain qualified employees in all areas of its business. Competition for such personnel is intense, particularly in the computer and telecommunications industries. In order to attract and retain talented and qualified personnel, and to provide incentives for their performance, the Company has emphasized the award of stock options as an important element of its compensation program, including, in the case of certain key management level personnel, options to purchase shares in certain of the Company's subsidiaries. If such options are exercised, the Company's participation in any future earnings or distributions by such subsidiaries will be reduced.

Increased Costs of Operations

      The  Company  has  significantly  increased  expenditures  in all areas of
operations   during  recent  periods,   including  the  areas  of  research  and
development and marketing and sales, and the Company plans to significantly increase these expenditures during future periods. The short-term and long-term competitiveness of the Company's product offerings and the Company's ability to take advantage of future growth opportunities in both the commercial and government sectors will depend upon its ability to enhance the range of features and capabilities of its existing product lines, develop new generations of its products and expand its marketing, sales and product support capabilities in a number of world markets. In many instances, the Company will have to make large expenditures for research and development and product marketing in anticipation of future market requirements that are uncertain and may undergo significant change prior to product introduction. The success of the Company will depend, to a considerable extent, on its ability to anticipate future market requirements and successfully implement corresponding research and development and marketing programs on a timely basis. See "--Operations in Israel; Reduced Government Subsidiaries."

Patents and Proprietary Rights

      Although the Company uses what it believes to be customary and appropriate measures to protect its technology, these measures may not be successful, and competitors of the Company may be able to develop similar technology independently. The Company currently holds a number of United States and foreign patents and has filed additional applications for patents on various features of its products. No assurance can be given that claims allowed with respect to any current or future patents held by the Company will prove to be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents of the Company will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide significant benefits to the Company.

      The Company and its customers from time to time receive communications from third parties, including some of the Company's competitors, alleging infringement by the Company of such parties' patent rights. Although such communications are common in the computer and telecommunications industries and the Company has in the past been able to obtain any necessary licenses on commercially reasonable terms, there can be no assurance that the Company would prevail in any litigation to enjoin the Company from selling certain of its products on the basis of such alleged infringement, or that the Company would be able to license any valid patents on reasonable terms.

Volatility of Share Price

      The trading price of the Company's shares may be affected by the risk factors set forth herein as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of companies in technology businesses tend to exhibit a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of the Company's shares in any given period. Such shortfalls may result from events that are beyond the Company's immediate control, can be unpredictable and, since a significant proportion of the Company's sales during each fiscal quarter may tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of the Company's shares regardless of its long-term prospects. The Company's revenues and earnings may be more volatile than they have historically been as a result of the concentration of Boston's business on a limited number of large customers. The trading price of the Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the computer and telecommunications industries generally, and in the enhanced services equipment industry in particular, which may not have any direct relationship with the Company's business or prospects.

Absence of Public Market for the Debentures

      The Debentures were issued in June and July 1998 to a small number of institutional buyers. The Registration Statement of which this Prospectus forms a part was filed pursuant to the Registration Rights Agreement, which does not obligate the Company to keep the Registration Statement effective after July 9, 2000. Although the Debentures have been approved for trading in the Private Offerings, Resales and Trading through Automated Linkages market, the Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the Debentures. If an active market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be adversely affected.

Limitation on Repurchase of Debentures

      In the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control, each holder of Debentures may require the Company to repurchase all or a portion of such holder's Debentures. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the Debentures in such event may be limited by law, the Indenture and by the terms of the other agreements relating to borrowings that constitute Senior Debt, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Debt in order to make any such payment. The Company may not have the financial ability to repurchase the Debentures in the event payment of Senior Debt is accelerated. See "Description of Debentures--Repurchase at Option of Holders."

Year 2000

      The Company has undertaken a comprehensive program to evaluate "Year 2000 compliance" of its products and systems. The Company considers a product to be "Year 2000 compliant" if the product, when used properly and in conformity with the product information provided by the Company, will accurately store, display, process, provide and/or receive data from, into and between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with the Company product properly exchanges date data with the product.

      Although the Company believes that its current products generally either are, or upon the completion of current modification programs will be, Year 2000 compliant, no assurance can be given that its Year 2000 compliance efforts will prove to be fully successful or that unanticipated costs and problems will not be encountered in such efforts. In addition, the Company has determined that older generations of certain of its products are not and cannot, without unreasonable effort and expense, be made Year 2000 compliant. The costs incurred to date related to the Company's Year 2000 compliance program have not been material. The program is expected to continue through fiscal 1999 and thereafter, but is not anticipated to have a material adverse effect on the Company's business or financial condition.

      The Company anticipates that widespread litigation may be brought in the future against vendors of systems and components of systems that are unable to properly manage data related to the Year 2000. The Company's agreements with customers typically contain provisions designed to limit generally the Company's liability for customer claims. It is possible, however, that these measures will not provide protection from Year 2000 liability claims, as a result of existing or future laws or unfavorable judicial decisions. Any such claims could result in a material adverse effect on the Company's business, financial condition and results of operations, including increased warranty costs, customer satisfaction issues and potential legal damages.

      The Company has initiated a comprehensive program to address Year 2000 readiness in its internal systems and with its customers and suppliers. The Company's program has been designed to address its most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to it and into which the Company's products are integrated. Assessment and remediation are proceeding in tandem, and the Company intends to have its critical internal systems in Year 2000 compliance by the end of the second quarter of 1999. These activities are intended to encompass all major categories of systems in use by the Company, including manufacturing, engineering, sales, finance and human resources. The costs incurred to date related to these programs have not been material.

      The Company currently expects that the total cost of its Year 2000 readiness programs over the next fiscal year will not exceed an amount in the range of $3,000,000 to $5,000,000. The total cost estimate does not include potential costs related to any customer or other claims or the costs of internal software or hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of the Company's Year 2000 readiness needs and is subject to change as the projects proceed.

      The Company is communicating with its significant suppliers and financial institutions to determine the extent to which the Company is vulnerable to those third parties' failure to remedy their own Year 2000 concerns, and has received assurances of Year 2000 compliance from a number of those contacted. Most of the suppliers under existing contracts with the Company are under no contractual obligation to provide such information to the Company. While the Company currently expects that the Year 2000 issue will not pose significant operational problems, failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, customers and financial institutions could have material adverse consequences, including delays in the delivery or sale of products. The Company has under consideration various contingency plans which will be developed as needed to assure continuing operations in the event such problems arise.

Forward-Looking Statements May Prove Inaccurate

      The Company has made forward-looking statements in this document (including documents that are incorporated by reference herein) that are subject to risks and uncertainties. Forward-looking statements include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. Prospective purchasers of the Debentures or Common Stock should understand that each of the foregoing risk factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the financial condition and future results of the Company, and could cause such financial condition and results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference herein.


                                 USE OF PROCEEDS

      The Selling Holders will receive all of the net proceeds from the Debentures and the Common Stock sold pursuant to this Prospectus and the Company will receive none of such net proceeds.


                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for the Company for the one month transitional fiscal year ended January 31, 1998 and for each of the years in the five-year period ended December 31, 1997.


                                                                                                          Transition
                                                        Year Ended December 31,                          Period Ended
                                --------------------------------------------------------------------     January 31,
                                1993(1)(2)     1994(1)(2)        1995(2)       1996(2)       1997(3)       1998(4)
                                ----------     ----------        -------       -------       -------      --------
Ratio of earnings to
fixed charges(5)............      14.2x           7.1x            1.8x           7.1x          4.3x          (6)

---------------
(1) Includes the results of Dale, Gesek, McWilliams & Sheridan, Inc. ("DGM&S"), which was merged with and into a wholly owned subsidiary of the Company on August 30, 1995, and accounted for pursuant to the pooling of interests method. Data for the years ended December 31, 1993 and 1994 include the results of DGM&S for each of its fiscal years ended September 30.
(2) Includes  the results of Boston for each of its fiscal  years ended  January
    31.
(3) Includes the results of Boston for the 11 months ended December 31, 1997.
(4) In January 1998, the Company changed its fiscal year end from December 31 to January 31. Accordingly, the one- month transition period ended January 31, 1998 is presented.
(5) For purposes of computing the ratio of earnings to fixed charges (i) earnings consist of consolidated income before income taxes plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issue costs and the portion of rent expense deemed by the Company to be representative of the interest component.
(6) Earnings were insufficient to cover fixed charges by $113.1 million for the transition period ended January 31, 1998.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the calendar quarters indicated, the range of high and low closing prices for the Common Stock as reported by Nasdaq.
                                                           Low            High
1995
       First Quarter.................................   $ 11.00         $ 14.63
       Second Quarter................................     13.25           18.25
       Third Quarter.................................     17.14           23.38
       Fourth Quarter................................     19.94           25.69

1996
       First Quarter.................................   $ 16.63         $ 25.13
       Second Quarter................................     23.38           31.19
       Third Quarter.................................     23.75           41.38
       Fourth Quarter................................     32.56           38.13

1997
       First Quarter.................................   $ 36.88         $ 46.38
       Second Quarter................................     36.50           52.00
       Third Quarter.................................     45.94           53.06
       Fourth Quarter................................     32.25           54.19

1998
       First Quarter.................................   $ 30.63         $ 49.00
       Second Quarter................................     42.25           55.06

       Third Quarter.................................     36.63           56.94
       Fourth Quarter (through October 12, 1998).....     29.94           38.88


         On October 12, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $32.88. As of October 12, 1998, there were approximately 2,688 holders of record of the Common Stock.

         The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The
Company currently intends to retain its earnings, if any, to finance the development and growth of its business. Any future determination as to the declaration and payment of dividends will be made by the Company's Board of Directors in its discretion, and will depend upon the Company's earnings, financial condition, capital requirements and other relevant factors.

                            DESCRIPTION OF DEBENTURES

         The Debentures were issued under an indenture (the "Indenture") entered into between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). A copy of the Indenture has been filed by the Company with the Commission. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Debenture which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

         The Debentures represent unsecured general obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt of the Company and pari passu in right of payment to all existing subordinated debt of the Company, and convertible into Common Stock as described under "--Conversion Rights." The Debentures are limited to $300,000,000 aggregate principal amount, and will mature on July 1, 2005 ("Stated Maturity"), unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon the occurrence of a Designated Event (as defined herein).

         The Debentures bear interest from June 30, 1998 at the rate of 4 1/2% per annum. Interest is payable semi-annually on January 1 and July 1 of each year to holders of record at the close of business on the preceding December 15 and June 15, respectively, commencing on January 1, 1999. Interest on Debentures represented by definitive certificates may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Debentures with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal will be payable, and the Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in New York, New York, which initially is the office or agency of the Trustee in New York, New York.

         The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Debt or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Repurchase at Option of Holders" below.

Form, Denomination and Registration

         The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

         Global   Debentures;   Book-Entry  Form.   Except  as  provided  below,
Debentures are evidenced by global Debentures (collectively, the "Global Debentures") which have been deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, record ownership of the Global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         A QIB may hold its interests in the Global Debenture directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the Global Debenture to such person may be limited.

         Any beneficial interest in one of the Global Debentures that is transferred to a person that takes delivery in the form of an interest in another Global Debenture will, upon transfer, cease to be an interest in such Global Debenture and become an interest in such other Global Debenture and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Debenture for as long as it remains such an interest. All interests in a Global Debenture will be subject to the procedures and requirements of DTC.

         QIBs may beneficially own interests in the Global Debentures held by DTC only through Participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as nominee of DTC, is the registered owner of the Global Debentures, Cede for all purposes will be considered the sole holder of the Global Debentures. Except as provided below, owners of beneficial interests in the Global Debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof.

         Payment of principal of and interest on the Global Debentures will be made to Cede, the nominee for DTC, as the registered owner of the Global Debentures by wire transfer of immediately available funds. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company has been informed by DTC that, with respect to any payment of principal of and interest on the Global Debentures, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debentures, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debentures held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Holders who desire to convert their Debentures into Common Stock pursuant to the terms of the Debentures should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

         Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Debentures represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for conversion as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Debentures are credited and only in respect of the principal amount of the Debentures represented by the Global Debentures as to which such Participant or Participants has or have given such direction.

         DTC has advised the Company as follows: DTC is a limited purpose trust Company organized under the laws of the State of New York, a member of the
Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

         Although DTC, has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debentures among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debentures. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Debentures.

         Certificated Debentures. QIBs may request that their Debenture be issued in certificated form, and may request at any time that their interest in a Global Debenture be exchanged for a Debenture in certificated form. Certificated Debentures may also be issued in exchange for Debentures represented by the Global Debentures if no successor depositary is appointed by the Company as set forth above under "--Global Debentures; Book-Entry Form" or in certain other circumstances set forth in the Indenture.

Conversion Rights

         The holders of Debentures will be entitled at any time through the close of business on the final maturity date of the Debentures, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 or integral multiples thereof) into Common Stock of the Company, initially at the conversion price set forth on the cover page of this Prospectus (equal to the conversion rate per share set forth on the cover page of this Prospectus), subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued.

         If Debentures are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Debentures, other than Debentures called for redemption during such period, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Debentures on a redemption date that is an interest payment date. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the second business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

         The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture to the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Debenture, the duly signed and completed notice of conversion and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Debenture. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

         The initial conversion price is subject to adjustment in certain events, including (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) the distribution to all holders of Common Stock of any shares of capital stock (other than any Common Stock of the Company), or certain rights, options, or warrants, evidences of indebtedness, cash or other securities or assets of the Company (including securities, but excluding, among other things, those dividends and distributions referred to above, dividends consisting exclusively of cash and securities received pursuant to a merger or consolidation described below); (iii) certain subdivisions and combinations of the Common Stock; (iv) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (v) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph or paid exclusively in cash); (vi) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (v) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vii) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration paid in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 month preceding such tender offer in respect of which no adjustment has been made plus (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company is entitled, in lieu of making certain adjustments under clause (ii),
(v) or (vi) above, to provide that, subject to satisfying certain conditions, upon conversion of the Debentures, the holders of the Debentures will receive, in addition to the Common Stock issuable upon conversion of such Debentures, the amount of such distribution referred to in clause (ii), (v) or (vi).

         The Indenture provides that if the Company implements a stockholders' rights plan, such plan must provide that upon conversion of the Debentures the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

         In the case of (i) any reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) or (ii) a consolidation, merger, or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-election shares).

         In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

         The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. See "Certain United States Federal Income Tax Considerations." The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption by the Company

         The Debentures are not redeemable at the option of the Company prior to July 10, 2001. At any time on or after that date the Debentures may be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole or, from time to time, in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

         If redeemed during the period beginning July 1 (July 10 in the case of 2001) and ending June 30 of the following year:

              Year                                   Redemption Price
              ----                                   ----------------
     2001......................................          101.8%
     2002......................................          100.9%
     2003 and thereafter.......................          100.0%


         If fewer than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Debentures are to be redeemed in part only, a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be taken from the portion selected for redemption.

          No sinking fund is provided for the Debentures.

Repurchase at Option of Holders

         The Indenture provides that if a Designated Event (as defined below) occurs, each Holder of Debentures shall have the right (the "Repurchase Right"), at the Holder's option, to require the Company to repurchase all of such Holder's Debentures, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days or more than 45 calendar days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount of such Debentures to be repurchased (the "Repurchase Price"), together with accrued interest, if any, to the Repurchase Date.

         The Company may, at its option, upon a Designated Event which constitutes a Change of Control, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture.

         Within 30 calendar days after the Company becomes aware of the occurrence of a Designated Event, the Company is obligated to mail to all Holders of record of Debentures a notice (the "Company Notice") of the occurrence of such Designated Event and of the Repurchase Right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in The City of New York. To exercise the Repurchase Right, a Holder of Debentures must deliver to the Trustee on or before the Repurchase Date written notice of the Holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer to the Company. Election of repurchase by a holder shall be revocable at any time prior to, but excluding, the Repurchase Date, by delivery of written notice to that effect to the Trustee prior to the close of business on the business day prior to the Repurchase Date.

         "Designated Event" means a Change of Control (as defined below) or a Termination of Trading (as defined below).

         "Change of Control" means an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) the Company consolidates with or merges into any other corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged into or for other assets or securities as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (iii) at any time Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation of the Company); provided, however, that a Change of Control shall not be deemed to have occurred if either (x) the closing price per share of the Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the Change of Control shall equal or exceed 105% of the conversion price of the Debentures in effect on each such trading day, or (y) at least 90% of the consideration (excluding cash payments for dissenting and fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock or securities convertible into common stock that are, or immediately upon issuance will be, listed on a national securities exchange or The Nasdaq Stock Market and as a result of the transaction or transactions such Debentures become convertible solely into such common stock or convertible securities.

         "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on June 25, 1998 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. (Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change of Control would occur even though the current Board of Directors would thereafter cease to be in office.)

         No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change of Control may have occurred (and, accordingly, as to whether or not the holders of Debentures will have the right to require the Company to repurchase their Debentures).

         A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

         The right to require the Company to repurchase Debentures as a result of the occurrence of a Designated Event could create an event of default under Senior Debt as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "--Subordination." Failure of the Company to repurchase the Debentures when required could result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions.

         Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change of Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the Repurchase Right in the event of any such leveraged transaction. Conversely, the Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control but that would increase the amount of Senior Debt (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Debentures on the creation of additional Senior Debt (or any other indebtedness) of the Company or any of its subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Debentures. The Debentures are subordinate in right of payment to all existing and future Senior Debt as described under "--Subordination" below.

         The right to require the Company to repurchase Debentures as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Debentures at the Repurchase Date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

         Rule 13e-4 under the Exchange Act, requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Debentures. The Company will comply with this rule and Rule 14e-1 to the extent applicable at that time and will not be in violation of the Indenture by reason of any act required by such rule or other applicable law.

Subordination

         The Debentures are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of the Company. The Indenture provides that in the event of any distribution of assets of the Company upon its dissolution, winding up, liquidation or reorganization, the holders of Senior Debt shall first be paid in full in cash in respect of principal of and premium, if any, and interest on all Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding, regardless of whether such interest is an allowed claim in such proceeding) before any such payments are made on the Debentures. The Indenture further provides in the event that any default by the Company has occurred and is continuing in the payment of principal of or premium, if any, or interest on any Senior Debt, then no payment shall be made on account of principal of, premium, if any, or interest on the Debentures (including any Liquidated Damages (as defined herein)), including redemption, cash payment in lieu of conversion and repurchase payments, until all such payments due in respect of such Senior Debt have been paid in full. During the continuance of any event of default with respect to any Senior Debt, as such event of default is defined under any such Senior Debt or in any agreement pursuant to which any Senior Debt has been issued (other than a default in payment of the principal of or premium, if any, or interest on any Senior Debt), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Debentures (including any Liquidated Damages), including redemption, cash payment in lieu of conversion and repurchase payments, for 180 days following written notice to the Company, from any holder, representative or trustee under any agreement pursuant to which such Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or such Senior Debt has been paid in full. However, if the maturity of such Senior Debt is accelerated, no payment may be made on the Debentures until such accelerated Senior Debt has been paid in full or such acceleration has been cured or waived.

         The term "Senior Debt" is defined in the Indenture as (a) any liability of the Company for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, (b) obligations under Exchange Rate Contracts or Interest Rate Protection Agreements, (c) any obligations of the Company to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, and (d) any liability of another person of the type referred to in clauses (a), (b) or (c) which has been assumed or guaranteed by the Company; provided that Senior Debt does not include (i) indebtedness of the Company that by its terms is expressly pari passu with or subordinate in right of payment to the Debentures, (ii) any indebtedness or other obligations of the Company in respect of the 5 3/4% Debentures, (iii) accounts payable or any other indebtedness of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services; or (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

         At July 31, 1998, the Company had outstanding approximately $11.2 million of Senior Debt. There are no restrictions in the Indenture on the creation of additional Senior Debt or any other indebtedness.

         By reason of such subordination provisions, in the event of insolvency, funds which would otherwise be payable to the holders of Debentures will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors or the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company.

         The Debentures are obligations exclusively of the Company and are, in effect, subordinated to all future and existing indebtedness (including trade payables) of the Company's subsidiaries. Substantially all of the Company's operations are conducted through subsidiaries. The Indenture does not limit the amount of indebtedness the Company's subsidiaries may incur. The Company's ability to make required interest, principal, repurchase, cash conversion or redemption payments on the Debentures may be impaired as a result of the obligations of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. Any right of the Company to receive assets of any of such subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. See "Risk Factors--Subsidiary Operations."

         At July 31, 1998, the Company's subsidiaries had aggregate balance sheet liabilities (which do not include guarantees and other contingent liabilities), which are structurally senior to the Debentures, of approximately $182.6 million. There are no restrictions in the Indenture on the creation of additional subsidiary obligations.

         The Company will be obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will be senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

Events of Default

         An Event of Default will occur under the Indenture if (a) there shall be a failure to pay when due the principal of or premium, if any, on any of the Debentures at maturity, upon redemption or exercise of a Repurchase Right or otherwise whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) there shall be a failure to pay an installment of interest (including any Liquidated Damages) on any of the Debentures for 30 days after the date when due whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) the Company shall fail to perform or observe any other term, covenant or agreement contained in the Debentures or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debentures then outstanding; (d) default shall have occurred under any agreements, indentures or instruments under which the Company has outstanding indebtedness in excess of $25,000,000 in the aggregate (but excluding any amounts owing under reimbursement or similar obligations to banks, sureties or other entities which have issued letters of credit, surety bonds, performance bonds or other guarantees relating to the performance by the Company or its subsidiaries of contractual obligations to customers, to the extent any demands made under any such reimbursement or similar obligation relates to a draw under the related letter of credit or other instrument which draw is being contested in good faith through appropriate proceedings) and, if not already matured in accordance with its terms, such indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within 30 days after notice thereof shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding Debentures, provided that if prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company, or waived by the holders of such indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; or (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company shall have occurred.

         The Indenture provides that the Trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any redemption or repurchase obligation.

         If an Event of Default shall occur and be continuing (the default not having been cured or waived as provided under "--Meetings, Modifications and Waiver" below), the Trustee or the holders of 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with accrued interest, and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding or a majority in aggregate principal amount of the Debentures represented at a meeting at which a quorum (as specified under "--Meetings, Modifications and Waiver" below) is present, in each case upon the conditions provided in the Indenture.

         The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

         The Company will be required to furnish annually to the Trustee a statement as to the fulfillment of its obligations under the Indenture.

Consolidation, Merger or Assumption

         The Company may, without the consent of the holders of Debentures, consolidate with, merge into or transfer substantially all of its assets to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that (i) the successor corporation assumes all obligations of the Company under the Indenture and the Debentures,
(ii) at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met.

Meetings, Modifications and Waiver

         The Indenture contains provisions for convening meetings of the holders of Debentures to consider matters affecting their interests.

         The Indenture (including the terms and conditions of the Debentures) may be modified or amended by the Company and the Trustee, without the consent of the holder of any Debenture, for the purposes of, among other things, (a) adding to the covenants of the Company for the benefit of the holders of Debentures; (b) surrendering any right or power conferred upon the Company; (c) providing for conversion rights of holders of Debentures in the event of consolidation, merger or sale of substantially all of the assets of the Company;
(d) evidencing the succession of another corporation to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Debentures as permitted by the Indenture; (e) reducing the conversion price, provided that such reduction will not adversely affect the interests of holders of Debentures in any material respect; (f) qualifying the Debenture under the Trust Indenture Act of 1939, as amended; or (g) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture or making any other provisions which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures in any material respect.

         Modifications and amendments to the Indenture or to the terms and conditions of the Debentures may also be made, and past default by the Company may be waived, either (a) with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding or (b) by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the Debentures represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Debenture so affected, (a) change the maturity of the principal of or any installment of interest on any such Debenture (including any payment of Liquidated Damages); (b) reduce the principal amount of, or any premium or interest on (including any payment of Liquidated Damages), any such Debenture; (c) change the currency of payment of such Debenture or interest thereon; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debenture;
(e) modify the obligations of the Company to maintain an office or agency in New York City; (f) except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the Repurchase Right or the conversion rights of holders of the Debentures; (g) modify the subordination provisions of the Debentures in a manner adverse to the holders of Debentures;
(h) reduce the percentage in principal amount of Debentures outstanding necessary to modify or amend the Indenture or to waive any past default; or (i) reduce the percentage in aggregate principal amount of Debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of Debentures at which a resolution is adopted. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

Governing Law

         The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.10 per share, and 2,500,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of October 12 1998, there were issued and outstanding 44,288,799 shares of Common Stock. As of July 31, 1998, 9,390,775 shares were reserved for issuance pursuant to outstanding options and warrants and 2,513,661 shares were reserved for issuance pursuant to the 5 3/4% Debentures. No shares of Preferred Stock have been issued to date.

         All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of shareholders. Cumulative voting for the election of directors is not permitted. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights and preferences of the holders of any Preferred Stock. On liquidation of the Company, after payment of all indebtedness and the liquidation preference to holders of any Preferred Stock, the assets of the Company will be distributed pro rata to the holders of the Common Stock.

         The Company may issue the Preferred Stock in one or more series. The Board of Directors is authorized, without approval of shareholders, to determine, with respect to each series of Preferred Stock which may be issued, the powers, designations, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof, including any dividend rate, redemption rights, liquidation preferences, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. The effects of any issuance of the Preferred Stock upon the rights of holders of the Common Stock depends upon the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of one or more series of Preferred Stock as determined by the Board of Directors. Such effects might include dilution of the voting power of the Common Stock, the subordination of the rights of holders of Common Stock to share in the Corporation's assets upon liquidation, and reduction of the amount otherwise available for payment of dividends on Common Stock.

         American Stock Transfer & Trust Company, New York, New York, serves as the transfer agent and registrar for the Common Stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures (or Common Stock of the Company acquired upon conversion of a Debenture) as of the date hereof. It deals only with Debentures held as capital assets, and does not deal with special situations including those that may apply to particular holders such as exempt organizations, dealers in securities, financial institutions, insurance companies, regulated investment companies and holders whose "functional currency" is not the U.S. dollar. The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES OR COMMON STOCK OF THE COMPANY, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

U.S. Holders

         As used herein, the term "U.S. Holder" means a beneficial owner of a Debenture (or Common Stock of the Company acquired upon conversion of a Debenture) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity (other than a trust) created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable regulations), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

         Stated Interest. Interest paid on a Debenture will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes.

         Amortizable Bond Premium. If a U.S. Holder of a Debenture purchases it at a cost which is in excess of the amount payable on maturity, the excess cost may be deductible by the purchaser as "amortizable bond premium" on a constant yield basis over the remaining term of the Debenture. The deduction is available only if an election is made by the purchaser or is in effect. The election applies to all amortizable bond premium on all taxable bonds held or subsequently acquired by the electing purchaser, and may be revoked only with the consent of the Internal Revenue Service. Amortizable bond premium must be treated as an offset to interest income on the Debenture acquired, rather than as a separate deduction. An electing purchaser's tax basis in a Debenture is reduced by the amount of bond premium amortized with respect to the Debenture. No amortization is allowed for any premium attributable to the conversion feature of a Debenture.

         Market Discount. If a U.S. Holder of a Debenture purchases it at a "market discount" and thereafter realizes gain upon a disposition or a retirement of the Debenture, the lesser of such gain or the portion of the market discount that accrues on a straight-line basis (or, if the holder so elects, on a constant interest rate basis) while the Debenture was held by such holder will be treated as ordinary interest income at the time of such disposition or retirement. In addition, a holder may be required to include in gross income, as ordinary interest income, accrued market discount to the extent of partial principal payments received with respect to the Debenture. In such case, the amount of accrued market discount to be recognized at the time of the disposition or retirement of the Debenture will be reduced accordingly.

         "Market discount" is the amount by which the stated redemption price at maturity of a Debenture exceeds the holder's basis in such Debenture immediately after acquisition. The market discount will be deemed to be zero, however, if it is less than 1/4 of 1 percent of the stated redemption price at maturity of a Debenture multiplied by the number of complete years from acquisition to maturity. If a holder makes a gift of a Debenture or disposes of a Debenture in certain nonrecognition transactions, such holder will be deemed to have realized an amount equal to the fair market value of the Debenture and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. The market discount rules also provide that a holder who acquires a Debenture at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or continued to purchase or carry such Debenture until the holder disposes of the Debenture in a taxable transaction.

         A holder of a Debenture acquired at a market discount may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount debt instruments acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a Debenture makes such an election, the foregoing rules with respect to the recognition of ordinary interest income on sales and other dispositions of, and on the receipt of partial principal payments on, the Debenture, and with respect to the deferral of interest deductions on indebtedness incurred or continued to purchase or carry such Debenture, would not apply.

         Conversion. A U.S. Holder will not recognize gain or loss upon conversion of the Debentures solely into Common Stock of the Company or a repurchase for Common Stock of a Debenture pursuant to exercise of the Repurchase Right (except with respect to any amounts attributable to accrued interest on the Debentures not previously included in income, which will be treated as interest for federal income tax purposes, and except with respect to cash received in lieu of fractional shares). The U.S. Holder's basis in the Common Stock received on conversion or repurchase of a Debenture for Common Stock pursuant to the Repurchase Right will be the same as the U.S. Holder's adjusted tax basis in the Debentures at the time of conversion or repurchase, and the holding period for the Common Stock received on conversion or repurchase will include the holding period of the Debentures that were converted or repurchased.

         Disposition. A U.S. Holder's tax basis for determining gain or loss on a sale or other disposition of a Debenture will generally be the U.S. Holder's cost (increased by market discount, if any, if the U.S. Holder elects to include the accrued market discount in income on an annual basis) and decreased by the amount of any bond premium amortized with respect to such Debenture. A U.S. Holder generally will recognize gain or loss upon the sale, redemption (including a repurchase for cash pursuant to the Repurchase Right) or other taxable disposition of the Debentures in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Debentures and the amount realized from such disposition (other than amounts attributable to accrued market discount or interest on the Debentures not previously included in income, which will be treated as interest for federal income tax purposes). A U.S. Holder generally will recognize gain or loss upon the sale or other taxable disposition of Common Stock of the Company acquired upon conversion of a Debenture in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Common Stock and the amount realized from such disposition (other than amounts attributable to accrued market discount on the Debenture at the time of conversion, which will be treated as interest). Such gain or loss generally will be long-term capital gain or loss if the Debentures (or the Common Stock) were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

         Adjustment of Conversion Price. The Conversion Price of the Debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the Conversion Price of the Debentures may result in a taxable constructive distribution to the U.S. Holders of Debentures if, and to the extent that, certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock of the Company) increase the proportionate interest of a U.S. Holder of a Debenture convertible into fully diluted Common Stock, whether or not the U.S. Holders ever convert the Debentures. Such constructive distribution will be treated as a dividend, resulting in ordinary income (and a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Debentures to the extent thereof and thereafter as gain from the sale or exchange of the Debentures. Generally, a U.S. Holder's tax basis in a Debenture will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is not a full adjustment to the Conversion Price of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a constructive distribution to such holders, taxable as described above.

         Backup Withholding and Information Reporting. The Company or its designated paying agent (the "payer") will, where required, report to U.S. Holders of Debentures (or Common Stock) and the Internal Revenue Service the amount of any interest paid on the Debentures (or dividends paid with respect to the Common Stock or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments.

         Under current United States federal income tax law, a 31% backup withholding tax is required with respect to certain interest, dividends and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. Holders if such persons fail to furnish their taxpayer identification numbers and other information. Backup withholding is not an additional tax. Certain persons, including corporations and financial institutions, are exempt from backup withholding. Holders of Debentures should consult their tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining such an exemption. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

         As used herein, the term "non-U.S. Holder" means a beneficial owner of a Debenture (or Common Stock of the Company acquired upon conversion of a Debenture) that is not a U.S. Holder for U.S. federal income tax purposes.

         Stated Interest. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on a Debenture if such interest is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. Holder and (a) such non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company;
(ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; and (iii) satisfies certain certification requirements or (b) such non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax, and such non-U.S. Holder provides a properly executed IRS form claiming the exemption. If payments of interest on a Debenture are effectively connected with a non-U.S. Holder's trade or business in the United States, such interest income will generally be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such income may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty).

         Dividends. In general, dividends paid to a non-U.S. Holder of Common Stock are subject to U.S. federal income tax withholding at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends received that are effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States and, if a tax treaty applies, attributable to a permanent establishment or a fixed base of such non-U.S. Holder in the United States ("U.S. trade or business income") generally are subject to U.S. federal income tax at regular U.S. income tax rates, but generally are not subject to the 30% withholding tax if the non-U.S. Holder files an appropriate form with the payer. Any U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to a branch profits tax at a 30% rate, or such lower rate as may be applicable under an income tax treaty.

         Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. However, for payments made after December 31, 1999, a non-U.S. Holder who wishes to claim the benefit of an applicable tax treaty rate would be required to satisfy applicable certification and other requirements, which would include filing a form that contains the non-U.S. Holder's name and address. In certain circumstances, a non-U.S. Holder may also be required to provide a U.S. taxpayer identification number and a certificate of residence in the foreign country (or other acceptable proof of residence) to claim the benefit of an applicable treaty rate. A non-U.S. Holder of the Common Stock that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Service.

         Disposition. A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption, retirement at maturity, or other disposition of a Debenture (or Common Stock of the Company acquired upon conversion of a Debenture)(other than amounts representing accrued market discount or interest, the U.S. tax treatment of which is described above) unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder (ii) in the case of a non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met or (iii) the non-U.S. Holder is subject to tax pursuant to provisions of U.S tax law applicable to certain U.S. expatriates.

         Information Reporting and Backup Withholding. No information reporting or backup withholding will be required with respect to payments made by the Company or its paying agent to non-U.S. Holders on the Debentures if certain certification requirements are met and the Company or its paying agent does not have actual knowledge that the beneficial owner is a U.S. Holder. In addition, backup withholding and information reporting will not apply if payments on a Debenture are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of the Debenture, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Debenture to the owner thereof. If, however, such nominee, custodian, agent or broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or, for payments after December 31, 1999, a partnership with certain connections to the United States, such payments will be subject to information reporting (but not backup withholding), unless
(1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Payments on a Debenture paid to the beneficial owner by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of a sale of a Debenture, will be subject to both backup withholding at a rate of 31% and information reporting unless the beneficial owner meets certain certification requirements and the payor does not have actual knowledge that the beneficial owner is a U.S. Holder, or the Holder otherwise establishes an exemption.

         The Company will report to the IRS the amount of dividends paid on Common Stock acquired upon conversion of a Debenture, the name and address of the recipient and the amount, if any, of tax withheld. Dividends paid to a non-U.S. Holder may be subject to backup withholding at a rate of 31% if the non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

         The payment of the proceeds of the disposition of Common Stock by or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its name, address and non-United States status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds by or through a foreign office of (a) a United States broker, (b) a foreign broker that is a controlled foreign corporation for United States federal income tax purposes or
(c) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a United States trade or business, unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary.

         THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                 SELLING HOLDERS

         The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

         The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act.





                                          Principal Amount of                         Number of
                                              Debentures        Percentage of         Shares of
                                          Beneficially Owned     Debentures          Common Stock
Selling Holder                            and Offered Hereby     Outstanding    Beneficially Owned(1)(2)
--------------                            ------------------     -----------    ------------------------

AAM/Zazove Institutional Income Fund, L.P.  $  1,500,000              *                  23,255
AIG/National Union Fire Insurance--FRIC          675,000              *                  10,465
Aim Balanced Fund......................        4,000,000            1.33%                62,015
Aim Charter Fund.......................       15,000,000            5.00                232,558
Aim VI Growth & Income Fund............        3,000,000            1.00                 46,511
Aloha Airlines Non-Pilots Pension Trust           75,000              *                   1,162
Aloha Airlines Pilots Retirement Trust.           50,000              *                     775
Argent Classic Convertible Arbitrage
   Fund (Bermuda) L.P..................       16,000,000            5.33                248,062
Argent Convertible Arbitrage Fund Ltd..        2,000,000              *                  31,007
Argent Offshore Fund L.P...............        3,000,000            1.00                 46,511
Arkansas PERS..........................        1,500,000              *                  23,255
Associated Electric & Gas Insurance Services
   Limited.............................          425,000              *                   6,589
Bank of America Pension Plan...........        3,000,000            1.00                 46,511
Baptist Health of South Florida........          246,000              *                   3,813
Boston Museum of Fine Arts.............          184,000              *                   2,852
BS Debt Income Fund--Class A...........            5,000              *                      77
Calamos Convertible Fund...............        1,075,000              *                  16,666
Calamos Global Growth & Income Fund....           75,000              *                   1,162
Calamos Growth & Income Fund...........          170,000              *                   2,635
California Public Employees' Retirement
   System..............................        5,500,000            1.83                705,916
Champion International Corporation Master
   Retirement Trust....................          900,000              *                  13,953
Chrysler Corporation Master Retirement Trust   4,165,000            1.39                 64,573
City of Knoxville Pension System.......          950,000              *                  14,728
Commonwealth Life Insurance Company
   (Teamsters-Camden Non-Enhanced).....        6,500,000            2.17                100,775
COVA Bond Debenture....................          450,000              *                   6,976
Darier, Hentsch Private Bank & Trust Limited   1,500,000              *                  23,255
Delaware PERS..........................        1,050,000              *                  16,279
Delta Air Lines Master Trust (c/o Calamos
   Asset Management, Inc.).............        1,900,000              *                  29,457





                                                   -28-


                                          Principal Amount of                         Number of
                                              Debentures        Percentage of         Shares of
                                          Beneficially Owned     Debentures          Common Stock
Selling Holder                            and Offered Hereby     Outstanding    Beneficially Owned(1)(2)
--------------                            ------------------     -----------    ------------------------

Delta Air Lines Master Trust (c/o Oaktree
   Capital Management, LLC)............   $  2,040,000                *                  31,627
Deutsche Bank Securities...............     25,300,000              8.43%               392,248
Dow Chemical Company Employees'
   Retirement Plan.....................      1,800,000                *                  27,907
Duckbill & Co..........................      1,000,000                *                  15,503
Dunham & Associates II.................         81,000                *                   1,255
Dunham & Associates III................        141,000                *                   2,186
Elf Aquitaine..........................         50,000                *                     775
Engineers Joint Pension Fund...........        428,000                *                   6,635
The Fondren Foundation.................         65,000                *                   1,007
Fuji U.S. Income Fund..................      2,500,000                *                  38,759
General Motors Employees Domestic Group
   Pension Trust.......................      7,810,000              2.60                135,085
General Motors Foundation..............        279,000                *                   4,325
Greek Catholic Union...................         25,000                *                     387
Hawaiian Airlines Employees Pension
   Plan--IAM...........................         75,000                *                   1,162
Hawaiian Airlines Pension Plan for Salaried
   Employees...........................         20,000                *                     310
Hawaiian Airlines Pilots Retirement Plan       100,000                *                   1,550
Highbridge Capital Corporation.........      6,500,000              2.17                100,775
ICI American Holdings Trust............        450,000                *                   6,976
Island Holdings, Inc...................         20,000                *                     310
Kapiolani Medical Center...............         75,000                *                   1,162
Kettering Medical Center Funded Depreciation
   Account.............................         75,000                *                   1,162
Lehman Brothers Inc./1/................     19,245,000              6.42                298,372
Lincoln National Convertible Securities Fund 2,245,000                *                  34,806
Lipper Convertibles, L.P...............      2,000,000                *                  31,007
Lipper Offshore Convertibles, L.P......      1,000,000                *                  15,503
Lord Abbett Bond Debenture Fund........     15,000,000              5.00                232,558
MainStay Convertible Fund..............      8,500,000              2.83                131,783
MFS Series Trust I--MFS Convertible
   Securities Fund.....................         10,000                *                     155
Motors Insurance Corporation...........      1,911,000                *                  29,627
Nalco Chemical Company.................        250,000                *                   3,875
Nicholas-Applegate Convertible Fund....      4,415,000              1.47                 68,449
Nicholas-Applegate Global Holdings
   Company LP..........................         85,000                *                   1,317
OCM Convertible Trust..................      4,405,000              1.47                 68,294
OCM Convertible Limited Partnership....        120,000                *                   1,860
Oxford Fund............................      1,500,000                *                  23,255
Partner Reinsurance Company Ltd........        535,000                *                   8,294
Port Authority of Allegheny County Retirement
   & Disability Allowance Plan for the
   Employees Represented by Local 85 of
   the Amalgamated Transit Union.......        975,000                *                  15,116
PRIM Board.............................      2,000,000                *                  31,007
Providian Life & Health (Camden).......      6,500,000              2.17                100,775

--------------

/1/ Lehman Brothers Inc. has acted as manager or co-manager in offerings of securities by the Company within the past three years.


                                      -29-






                                          Principal Amount of                         Number of
                                              Debentures        Percentage of         Shares of
                                          Beneficially Owned     Debentures          Common Stock
Selling Holder                            and Offered Hereby     Outstanding    Beneficially Owned(1)(2)
--------------                            ------------------     -----------    ------------------------


Queen's Healthcare Plan................   $     25,000                *                     387
Raytheon Company Master Pension Trust..      2,245,000                *                  34,806
The Retail Clerks Pension Plan.........      2,000,000                *                  31,007
RJR Nabisco, Inc. Defined Benefit Master
   Retirement Trust (c/o Calamos Asset
   Management, Inc.)...................        700,000                *                  10,852
RJR Nabisco, Inc. Defined Benefit Master
   Retirement Trust (c/o Oaktree Capital
   Management, LLC)....................        715,000                *                  11,085
RJR Nabisco Foundation.................         15,000                *                     232
St. Albans Partners, Ltd...............      2,000,000                *                  31,007
San Diego City Retirement..............      1,220,000                *                  18,914
San Diego County Convertible...........      3,827,000              1.28%                59,333
South Dakota Retirement System.........      3,000,000              1.00                 46,511
S.P.T..................................        575,000                *                   8,914
Starvest Combined Portfolio............        800,000                *                  12,403
State Employees' Retirement Fund of the
   State of Delaware...................      1,580,000                *                  24,496
State of Connecticut Combined Investment
   Funds...............................      5,480,000              1.83                 84,961
State of Oregon Equity.................      5,500,000              1.83                 85,271
State of Oregon/SAIF Corporation.......      4,000,000              1.33                 62,015
Susquehanna Capital Group..............        500,000                *                   7,751
The TCW Group, Inc.....................      9,015,000              3.01                139,767
The Travelers Indemnity Company........      3,731,000              1.23                 57,845
The Travelers Insurance Company........      2,888,000                *                  44,775
The Travelers Insurance Company Separate
   Account TLAC........................        281,000                *                   4,356
Travelers Series Trust Convertible Bond
   Portfolio...........................        100,000                *                   1,550
Unifi, Inc. Profit Sharing Plan & Trust        160,000                *                   2,480
United Food & Commercial Workers Local
   1262 and Employers Pension Fund.....        400,000                *                   6,201
Univar Corporation.....................        300,000                *                   4,651
Value Line Convertible Fund, Inc.......      1,500,000                *                  23,255
Vanguard Convertible Securities Fund, Inc.   3,700,000              1.23                 57,364
Van Kampen Convertible Securities Fund.      2,275,000                *                  35,271
Van Kampen Harbor Fund.................      8,875,000              2.96                137,597
Wake Forest University.................        958,000                *                  14,852
Walker Art Center......................        405,000                *                   6,279
Yield Strategies Fund II, LP...........      3,000,000              1.00                 46,511
Zeneca Holdings Pension Trust..........        450,000                *                   6,976
Any other holders of Debentures or future
transferees, pledges, donees of or from any such
holder(3)(4)                                33,355,000              11.12               517,132
                                          -------------            -------            ---------
                                          $300,000,000             100.00%            5,285,673
                                          ============             =======            =========


---------------------------
*        Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 15.5039 shares per $1,000 principal amount of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the Debentures.

(2) The number of shares of Common Stock held by each holder named herein is less than 1% of the Company's outstanding Common Stock as of September 30, 1998.

(3) Information concerning other Selling Holders will be set forth in supplements to this Prospectus from time to time, if required.
(4) Assumes that any other holders of Debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of Debentures, do not beneficially own any Common Stock other than the shares of Common Stock issuable upon conversion of the Debentures at the initial conversion rate.

         Generally, only Selling Holders identified in the foregoing table who beneficially own the Debentures set forth opposite their respective names may sell such Debentures or the shares of Common Stock issued upon conversion of such Debentures pursuant to the Registration Statement of which this Prospectus forms a part. The Company may from time to time include additional Selling Holders in supplements or amendments to this Prospectus.

                              PLAN OF DISTRIBUTION

         The Debentures and the Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders, pursuant to this Prospectus and an accompanying Prospectus Supplement, if required, or in transactions exempt from the registration requirements of the Securities Act. Alternatively, the Selling Holders may from time to time offer the Debentures and Common Stock to or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Debentures and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Debentures and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Debentures and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Debentures and the Common Stock issuable upon conversion thereof may be sold from time to time in one or more transactions (including short sales) at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Debentures and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Debentures or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Debentures or the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Debentures and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Debentures and the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Debentures and the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Debentures or the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 102, 103 and 104, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Debentures and the Common Stock and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

         Pursuant to the Registration Rights Agreement, all expenses of the registration of the Debentures and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 5,000 shares of Common Stock subject to options exercisable within 60 days.



                                     EXPERTS

         The consolidated financial statements of Comverse Technology, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and as of January 31, 1998 and for the one-month transition period ended January 31, 1998, except for Boston Technology, Inc. and subsidiaries, as of January 31, 1997 and for the years ended January 31, 1997 and 1996, incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Transition Report on Form 10-K for the period ended January 31, 1998, and the Company's Current Report on Form 8-K dated June 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein. The consolidated financial statements of Boston Technology, Inc. and subsidiaries (consolidated with those of the Company) as of January 31, 1997 and for the two years ended January 31, 1997 and 1996 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report which is incorporated by reference herein and included in the Company's Current Report on Form 8-K dated June 30, 1998. Such consolidated financial statements referred to above have been incorporated herein in reliance upon the respective reports of such firms given their authority as experts in accounting and auditing.

================================================================================
--------------------------------------------------------------------------------


         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Holder or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein by any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                ----------------

                                TABLE OF CONTENTS

                                                                            Page

Available Information........................................................  2
Documents Incorporated by Reference..........................................  2
Summary......................................................................  3
Risk Factors.................................................................  5
Use of Proceeds.............................................................  12
Ratio of Earnings to Fixed Charges..........................................  12
Price Range of Common Stock and
  Dividend Policy...........................................................  13
Description of Debentures...................................................  14
Description of Capital Stock................................................  23
Certain United States Federal Income
  Tax Considerations........................................................  24
Selling Holders.............................................................  28

Plan of Distribution........................................................  32
Legal Matters...............................................................  33
Experts.....................................................................  33

--------------------------------------------------------------------------------
================================================================================




================================================================================
--------------------------------------------------------------------------------

                                  $300,000,000

                                    COMVERSE
                                TECHNOLOGY, INC.

                        4 1/2% Convertible Subordinated
                              Debentures due 2005

                           Initially Convertible Into
                        4,651,163 Shares of Common Stock

                                ----------------

                                   PROSPECTUS

                                October __, 1998

                                ----------------

--------------------------------------------------------------------------------
================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be paid by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and selling commissions, which expenses will be paid by the Selling Holders. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee.

     SEC registration fee..............................         $ 88,500
     Nasdaq additional listing fee.....................           17,500
     Legal fees and expenses...........................           10,000
     Accounting fees and expenses......................            1,000
     Miscellaneous expenses............................            3,000

              Total....................................         $120,000
                                                                ========

Item 15.  Indemnification of Directors and Officers.

         The Company has included in its Certificate of Incorporation, pursuant to Section 402(b) of the Business Corporation Law of the State of New York (the "Business Corporation Law"), a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

         The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him established that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.


Item 16.  Exhibits.

         Exhibit No.                Description of Exhibit
         -----------                ----------------------

             3.1 Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 4(A) to the Registrant's Registration Statement on Form S-1, Registration No. 33-9147).

             3.2 Certificate of Amendment of Certificate of Incorporation of Registrant effective February 26, 1993 (incorporated by reference to Exhibit 4(A)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

             3.3 Certificate of Amendment of Certificate of Incorporation of Registrant effective January 12, 1995 (incorporated by reference to Exhibit 4(A)(2) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-15502).

             3.4 By-laws of Registrant, as amended (incorporated by reference to Exhibit 4(B) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-15502).

             4.1 Specimen Common Stock certificate (incorporated by reference to Exhibit 4(C)(1) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992, File No.
                           0-15502).

             4.2 Indenture, dated as of June 30, 1998, between the Registrant and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K, dated July 2, 1998, File No. 0-15502).

              5            Opinion of William F. Sorin.*

             10 Registration Rights Agreement, dated as of June 30, 1998, between the Registrant and Lehman Brothers Inc., as initial purchaser (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, dated July 2, 1998, File No. 0-15502).

             12 Statement regarding computation of ratio of earnings to fixed charges.*

            23.1           Consent of  William  F. Sorin (included as  part of
                           Exhibit 5 hereto).*

            23.2           Consent of Deloitte & Touche LLP.*

            23.3           Consent of PricewaterhouseCoopers LLP.*

             24            Powers of Attorney.*

             25 Statement of Eligibility and Qualification of The Chase Manhattan Bank on Form T-1.*

------------------
*    Previously filed.

Item 17.  Undertakings.

         (a)   The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i) The undersigned registrant hereby undertakes that:

         (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (2) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment hereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodbury, State of New York, on October 13, 1998.

                                      COMVERSE TECHNOLOGY, INC.

                                      By:  /s/ KOBI ALEXANDER
                                           ------------------
                                           Kobi Alexander
                                           President, Chairman of the Board and
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                     Title                                 Date
                ---------                     -----                                 ----


   /s/ KOBI ALEXANDER         President, Chairman of the Board and         October 13, 1998
-----------------------       Chief Executive Officer; Director
   Kobi Alexander


           *                  Chief Financial Officer (principal           October 13, 1998
-----------------------       financial and accounting officer)
   Igal Nissim


           *                            Director                           October 13, 1998
-----------------------
    Zvi Alexander


           *                            Director                           October 13, 1998
-----------------------
    Itsik Danziger


           *                            Director                           October 13, 1998
-----------------------
    John H. Friedman


           *                            Director                           October 13, 1998
-----------------------
    Francis E. Girard


           *                            Director                           October 13, 1998
-----------------------
    Sam Oolie


   /s/ WILLIAM F. SORIN                 Director                           October 13, 1998
-----------------------
    William F. Sorin


           *                            Director                           October 13, 1998
-----------------------
    Carmel Vernia


           *                            Director                           October 13, 1998
-----------------------
    Shaula Yemini

*By:  /s/WILLIAM F. SORIN                                                  October 13, 1998
-------------------------
    William F. Sorin
    Attorney-in-Fact